EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Third Quarter 2015 Financial Results

October 28, 2015, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond”, “We” or the “Company”), today announced results for the third quarter ended September 30, 2015.

David F. Palmer, President and Chief Executive Officer, stated, “The Company delivered its ninth consecutive quarter of record results and the largest and most profitable quarter in Company history. Our business generated $103 million in Adjusted EBITDA and $112 million of free cash flow ending the quarter with $327 million of cash. Our success is attributable to the integration of a high level of hospitality and member experiences into our entire guest journey, from resort stays through to our marketing and sales platforms. We also are pleased that on October 16th we completed the Gold Key acquisition at a great value for our shareholders, bringing six new resorts in a very attractive market into our system. In light of our performance this quarter, we are raising the lower end of the range of our previous guidance and we anticipate that our results will be towards the high end.”

Third Quarter 2015 Highlights

•	Total revenue increased $29.4 million, or 13.3%, to $251.4 million.

•	Net income increased $10.6 million, or 40.3%, to $36.9 million.

•	Pre-tax income, excluding non-cash stock based compensation, increased $17.0 million, or 34.2%, to $66.8 million.

•
We generated $111.7 million in free cash flow prior to spending $7.9 million on share repurchases, $5.0 million on the expansion of our Cabo Azul resort and $3.3 million for repayments of notes payable.

•	Cash and Cash Equivalents at September 30, 2015 were $326.6 million. Through September 30th of this year, we repurchased $98.1 million of our shares since inception.

•	Adjusted EBITDA increased $18.4 million, or 21.7%, to $103.0 million for the third quarter of 2015 from $84.6 million for the third quarter of 2014.

•
On October 16, 2015, we completed the acquisition of the vacation ownership business of Gold Key Resorts for $167.5 million. This added five vacation ownership resorts in Virginia Beach, VA and one in the Outer Banks, NC, bringing the Company’s global portfolio to a total of 99 managed resorts.

Outlook

For the full year ending December 31, 2015, the Company is adjusting guidance for pre-tax income upward due to our positive year-to-date performance and expectations for the remainder of the year which include, among other things, lower vacation interest cost of sales and stock based compensation. We have narrowed the guidance range and continue to anticipate that our operating results for the year will be towards the high end of the range. In addition, we anticipate higher cash flow than our previous guidance due to lower cash tax payment requirements as a result of favorable tax attributes relating to our financing business and higher utilization of NOL carry forwards.

Adjusted Guidance	Year Ending December 31, 2015
($ in thousands)	Low	High
Pre-tax income	$202,000	$229,000
Corporate interest expense	$28,000	$26,000
Vacation interest cost of sales(a)	$50,000	$40,000
Depreciation and amortization	$38,000	$36,000
Other non-cash items(b)	$32,000	$29,000

Previous Guidance	Year Ending December 31, 2015
($ in thousands)	Low	High
Pre-tax income	$159,000	$191,000
Corporate interest expense	$28,000	$26,000
Vacation interest cost of sales(a)	$73,000	$63,000
Depreciation and amortization	$38,000	$36,000
Other non-cash items(b)	$47,000	$44,000

For the year ending December 31, 2015, we anticipate capital expenditures(c) to be between $25.0 million and $30.0 million. In addition, we anticipate ordinary course cash expenditures for the acquisition of inventory to be between $50.0 million and $55.0 million, and cash tax payments to be between $5.0 million and $10.0 million. The cash tax payment estimate has been adjusted from the prior estimated range of $17 million to $23 million.

In addition, consistent with our capital allocation philosophy, we anticipate investing approximately $24.0 million in projects expected to generate superior returns, including the build-out of inventory at our Cabo Azul resort. This reflects a reduction of $3.0 million from our previous guidance due to the timing of payments in connection with the previously announced Kona transaction. We continue to pursue other opportunities to provide superior returns to our stockholders.

(a)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (see Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with U.S. GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes and does not impact Adjusted EBITDA.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Third Quarter Earnings Summary

Hospitality and Management Services
Total management and member services revenue increased $3.8 million, or 10.2%, to $41.6 million for the third quarter of 2015 from $37.8 million for the third quarter of 2014. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 107 cost-plus management agreements. In addition, effective

January 1, 2015, the Company deconsolidated the operations of the two managed resorts in St. Maarten; thus removing those resorts’ revenues and expenses from our consolidated resort operations revenue and expense, respectively, while recognizing the management fee revenue earned in this line item.
Management and member services expense in our Hospitality and Management Services segment increased $0.4 million, or 4.3%, to $8.9 million for the third quarter of 2015 from $8.5 million for the third quarter of 2014. For the third quarter of 2015 and 2014, management and member services expense included non-cash stock-based compensation charges of $0.3 million and $0.4 million, respectively. Excluding these non-cash items, management and member services expense would have been $8.2 million for the third quarter of 2014, and management and member services expense for the third quarter of 2015 would have increased 4.7% from the 2014 quarter. Including these non-cash items, management and member services expense as a percentage of management and member services revenue decreased to 21.4% compared to 22.6%.

Vacation Interest Sales and Financing
Vacation Interest sales, net, increased $22.0 million, or 15.4%, to $165.2 million for the third quarter of 2015 from $143.2 million for the third quarter of 2014. The increase in Vacation Interest sales, net, was attributable to a $27.3 million increase in Vacation Interest sales revenue, partially offset by a $5.3 million increase in our provision for uncollectible Vacation Interest sales revenue. The $27.3 million increase in Vacation Interest sales revenue was generated by sales growth on a same-store basis from 48 sales centers primarily attributable to an increase in our volume per guest ("VPG," which represents Vacation Interest sales revenue divided by the number of tours). VPG increased by $423, or 16.1%, to $3,058 from $2,635, as a result of a higher average sales price per transaction and a higher closing percentage (which represents the percentage of VOI sales transactions closed relative to the total number of tours at our sales centers during the period presented). The number of tours increased to 64,380 from 60,920 due primarily to the expansion of our lead-generation and marketing programs. Our closing percentage increased to 14.7% from 13.8% for the third quarter of 2014. Our VOI sales transactions increased by 1,054, or 12.5% to 9,489 compared to 8,435, and VOI average sales price per transaction increased $1,722, or 9.0%, to $20,750 from $19,028. The increase in average sales price per transaction and the higher closing percentage (and as a result, higher VPG) are due principally to the continued focus on selling larger point packages and the success of the hospitality-driven sales and marketing initiatives implemented in association with our belief in the power of vacations for happier and healthier living.

Provision for uncollectible Vacation Interest Sales revenue increased $5.3 million to $21.1 million during the third quarter of 2015 from $15.8 million during the third quarter in 2014. This increase is primarily due to higher gross Vacation Interest sales and a higher percentage of financed sales; further, the increase is related to the change of certain portfolio statistics during the quarter. The allowance for uncollectible mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.7% as of September 30, 2015, as compared to 21.4% as of September 30, 2014. The weighted average FICO score of loans written during the third quarter of 2015 and 2014 were 748 and 749, respectively.

Advertising, sales and marketing expense for the third quarter of 2015 and 2014 included non-cash charges of $0.8 million and $0.5 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 0.9 percentage points to 50.5% from 51.4%. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 50.9% compared to 51.8%.

Vacation Interest cost of sales increased $0.4 million, or 2.9%, to $16.9 million for the third quarter of 2015 from $16.5 million for the third quarter of 2014. This increase consisted of $2.5 million related to the increase in Vacation Interest Sales revenue partially offset by a $2.1 million decrease resulting from changes in estimates under the relative sales value method. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net decreased to 10.3% for the three months ended September 30, 2015 from 11.5% for the three months ended September 30, 2014.

General and Administrative Expense

General and administrative expense for the third quarter of 2015 of $28.4 million and 2014 of $26.7 million included $3.2 million and $2.3 million of non-cash stock-based compensation charges in the third quarter of 2015 and 2014, respectively. Excluding these charges, general and administrative expense as a percentage of total revenue decreased 1.0 percentage point to 10.0% from 11.0%. The reduction of general and administrative expense as a percentage of total revenue reflects the improved leverage of fixed costs over a higher revenue base. Including these charges, general and administrative expense as a percentage of total revenue was 11.3% as compared to 12.1%.

Pre-tax Income and Net Income

Pre-tax income for the third quarter of 2015 and 2014 included non-cash charges of $4.5 million and $3.3 million, respectively, related to stock-based compensation. Excluding the amounts discussed above, pre-tax income in 2015 would have been $66.8 million, an increase of $17.0 million from $49.8 million. Including these items, pre-tax income for the third quarter of 2015 was $62.3 million compared to $46.5 million in the third quarter of 2014.

Net income for the third quarter in 2015 and 2014 were inclusive of the non-cash item discussed above. Net income increased $10.6 million to $36.9 million during the period for 2015 from $26.3 million during the period in 2014.

Capital Resources and Liquidity

As of September 30, 2015, the Company had cash and cash equivalents of $326.6 million and corporate indebtedness of $425.8 million representing a net increase of $95.3 million in cash and cash equivalents from June 30, 2015.

During the third quarter of 2015 and 2014, we used cash of $21.9 million and $16.1 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $5.1 million and $0.1 million during the three months ended September 30, 2015 and 2014, respectively, were used for the construction of VOI inventory, primarily related to construction of additional units at our Cabo Azul resort.

In addition, we had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $3.2 million and $1.6 million during the three months ended September 30, 2015 and 2014, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net where cash will be used in future periods to settle these amounts. The Company also transferred $0.3 million and $0.2 million during the three months ended September 30, 2015 and 2014, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to due from related parties, net. Furthermore, we transferred $10.3 million and $1.1 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the three months ended September 30, 2015 and 2014, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

Net cash provided by operating activities for the three months ended September 30, 2015 was $49.9 million and was primarily the result of net income of $36.9 million and non-cash revenues and expenses totaling $48.5 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $35.5 million which primarily includes decreases from mortgages and contracts receivable, unsold vacation interest and deferred revenues, increases from accrued liabilities and prepaid expenses and other assets, as well as changes in other working capital assets and liabilities. The significant non-cash revenues and expenses included (i) $21.1 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $9.1 million in deferred income taxes; (iii) $8.0 million in depreciation and amortization; (iv) $4.5 million in stock-based compensation expense; (v) $3.4 million in amortization of capitalized loan origination costs and net portfolio discounts; and (vi) $1.7 million in amortization of capitalized financing costs and original issue discounts. Net cash provided by operating activities for the three months ended September 30, 2014 was $23.6 million and was the result of net income of $26.3 million and non-cash revenues and expenses totaling $50.8 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $53.5 million which primarily includes decreases from mortgages and contracts receivable, prepaid expenses and other assets, unsold vacation interest and deferred revenues, increases from accrued liabilities, as well as changes in other working capital assets and liabilities.

Net cash used in investing activities for the three months ended September 30, 2015 was $7.6 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers. Net cash used in investing activities for the three months ended September 30, 2014 was $4.0 million, which was used to purchase property and equipment.

Net cash provided by financing activities for the three months ended September 30, 2015 was $53.4 million, consisting primarily of (i) $277.7 million in proceeds from the issuance of securitization notes and funding facilities; (ii) $2.6 million increase from cash in escrow and restricted cash; offset by (a) $213.1 million of payments on securitization notes and funding facilities; (b) $7.9 million for the repurchase of our stock; (c) $3.3 million in repayments on notes payable; and (d) $3.0 million in payments for debt issuance costs. During the three months ended September 30, 2014, net cash provided by financing activities was $45.2 million, consisting primarily of (i) $91.2 million in proceeds from the issuance of securitization notes and funding facilities; (ii) $7.8 million increase from cash in escrow and restricted cash; (iii) $2.0 million in proceeds from exercise of stock options; offset by (a) $51.7 million of payments on securitization notes and funding facilities; (b) $2.7 million in repayments on notes payable and (c) $1.1 million in repayments on our Senior Credit Facility.

Business Interruption Insurance Recovery

During the third quarter, the Company received $3.6 million as the first installment from its insurance carrier under its business interruption insurance policy related to lost profits during the period that the Cabo Azul Resort remained closed as a result of the damage suffered in Hurricane Odile in September 2014. This cash receipt is recorded as other revenue in the Company's condensed consolidated statement of income for the quarter ending September 30, 2015.

Stock Repurchase Program

In October 2014, we announced a plan to repurchase up to $100.0 million of our common stock. In July 2015, the Board of Directors of the Company authorized the expenditure of up to an additional $100 million for the repurchase of the Company’s common stock. During the third quarter, we used cash of $7.9 million to repurchase shares of our common stock. Since the quarter ended September 30, 2015, we used additional cash of $24.7 million to repurchase shares of our common stock. We have approximately $77.3 million available under the plan for additional share repurchases, after giving effect to all repurchases to date.

Gold Key Resorts Acquisition

On October 16, 2015, the Company completed its acquisition of substantially all of the assets of Ocean Beach Club, LLC, Gold Key Resorts, LLC, Professional Hospitality Resources, Inc., Vacation Rentals, LLC and Resort Promotions, Inc. (collectively, the “Gold Key Companies”) relating to their operation of their vacation ownership business in Virginia Beach, Virginia and the Outer Banks, North Carolina. The Company acquired management contracts, real property interests, unsold vacation ownership interests and other assets of the Gold Key Companies, adding six additional managed resorts to the Company’s resort network, in exchange for an aggregate purchase price of approximately $167.5 million. Additionally, $6.2 million was deposited into an escrow account in connection with our agreements to service pre-closing Gold Key consumer receivables and is treated as restricted cash.

We used cash from our balance sheet to complete the Gold Key Companies purchase. Subject to credit market conditions, we plan to amend our Senior Credit facility prior to year-end and refinance a substantial portion of the acquisition price under that facility.

Third Quarter 2015 Earnings Call

The company will be conducting a conference call to discuss the third quarter financial results at 5:00 p.m. Eastern Time on October 28, 2015, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 56485276; please dial in fifteen minutes early to ensure a timely start.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 350 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 350 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of September 30, 2015, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In this release, we present Adjusted EBITDA excluding the one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck and the one-time benefit related to the contract renegotiation with Interval International in April 2014 because management excludes these items from its forecasts and evaluation of our operational performance and because we believe that Adjusted EBITDA including these items is not indicative of our core cash flows or operating results.

The following tables present Adjusted EBITDA, excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented. These tables further reconcile to free cash flow for the periods presented.

We define Free Cash Flow as our Adjusted EBITDA, less: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spent for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spent for corporate capital expenditures; and (v) other changes in net working capital. In arriving at free cash flow, we also adjust for certain net changes in working capital.

We believe that free cash flow is an important measure of our operating performance and, more specifically, that our presentation of free cash flow provides useful information regarding our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective. We also anticipate that free cash flow will be incorporated into the factors used to determine compensation for certain of our employees.

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$49,870	$23,597	$141,265	$76,502
Provision for income taxes	25,410	20,156	72,394	32,860
Provision for uncollectible Vacation Interest sales revenue(a)	(21,100)	(15,847)	(56,007)	(40,123)
Amortization of capitalized financing costs and original issue discounts(a)	(1,660)	(1,125)	(4,461)	(4,079)
Deferred income taxes(b)	(9,125)	(19,679)	(32,391)	(30,461)
Loss on foreign currency(c)	(458)	(14)	(656)	(98)
Gain on mortgage purchase(a)	133	136	412	519
Unrealized (loss) gain on derivative instruments(d)	(495)	15	(600)	(181)
Unrealized gain (loss) on post-retirement benefit plan(e)	86	(43)	—	(128)
Corporate interest expense(f)	7,935	7,429	22,937	34,502
Change in operating assets and liabilities excluding acquisitions(g)	35,474	53,543	99,033	125,917
Vacation Interest cost of sales(h)	16,946	16,476	25,535	44,840
Adjusted EBITDA - Consolidated	103,016	84,644	267,461	240,070
One-time charge related to the contract termination(i)	—	—	7,830	—
One-time benefit related to the contract renegotiation(j)	—	—	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and one-time benefit related to the contract renegotiation	103,016	84,644	275,291	238,290
Less: One-time charge related to the contract termination(i)	—	—	(7,830)	—
Add: One-time benefit related to the contract renegotiation(j)	—	—	—	1,780
Cash interest paid on corporate indebtedness(k)	(6,072)	(6,318)	(18,235)	(48,877)
Impact of receivables financing(l)	25,417	799	19,985	20,397
Cash spent on inventory purchases(m)	(16,723)	(16,102)	(44,466)	(39,216)
Cash spent on corporate capital expenditures(n)	(7,566)	(3,999)	(18,483)	(13,902)
Other changes in working capital, net(o)	13,581	7,665	19,039	371
Free Cash Flow	$111,653	$66,689	$225,301	$158,843

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the quarter and nine months ended September 30, 2015 and 2014.

(c)
Represents net realized loss on foreign exchange transactions settled at unfavorable exchange rates and unrealized net loss resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative assets and liabilities.

(e)
Represents unrealized gain (loss) on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten; this plan was deconsolidated during the quarter ended September 30, 2015.

(f)
Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans and is included in Adjusted EBITDA.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(i)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(j)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014.

(k)	Represents cash interest paid on corporate indebtedness.

(l)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, mortgages and contracts receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(m)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(n)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(o)	Represents net changes in other working capital items not specifically mentioned above.

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$36,897	$26,304	$99,742	$37,583
Plus: Corporate interest expense(a)	7,935	7,429	22,937	34,502
Provision for income taxes	25,410	20,156	72,394	32,860
Depreciation and amortization(b)	8,030	8,271	25,127	24,601
Vacation Interest cost of sales(c)	16,946	16,476	25,535	44,840
Loss on extinguishment of debt(d)	—	—	—	46,807
Impairments and other non-cash write-offs(b)	—	11	12	53
(Gain) loss on disposal of assets(b)	(95)	224	(57)	71
Amortization of loan origination costs(b)	3,332	2,380	9,461	6,591
Amortization of net portfolio premiums (discount)(b)	24	57	56	(36)
Stock-based compensation(e)	4,537	3,336	12,254	12,198
Adjusted EBITDA - Consolidated	103,016	84,644	267,461	240,070
One-time charge related to the contract termination(f)	—	—	7,830	—
One-time benefit related to the contract renegotiation (g)	—	—	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation	103,016	84,644	275,291	238,290
Less: One-time charge related to the contract termination(f)	—	—	(7,830)	—
Add: One-time benefit related to the contract renegotiation (g)	—	—	—	1,780
Cash interest paid on corporate indebtedness(h)	(6,072)	(6,318)	(18,235)	(48,877)
Impact of receivables financing(i)	25,417	799	19,985	20,397
Cash spent on inventory purchases(j)	(16,723)	(16,102)	(44,466)	(39,216)
Cash spent on corporate capital expenditures(k)	(7,566)	(3,999)	(18,483)	(13,902)
Other changes in working capital, net(l)	13,581	7,665	19,039	371
Free Cash Flow	$111,653	$66,689	$225,301	$158,843

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
For the nine months ended September 30, 2014, represents (i) $30.2 million of redemption premium paid on June 9, 2014 in connection with the redemption of the outstanding Senior Secured Notes using proceeds from the term loan portion of the Senior Credit Facility and (ii) $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the Senior Secured Notes and certain other indebtedness.

(e)	Represents the non-cash charge related to stock-based compensation expense.

(f)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(g)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014.

(h)	Represents cash interest paid on corporate indebtedness.

(i)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, mortgages and contracts receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(j)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(k)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(l)	Represents net changes in other working capital items not specifically mentioned above.

The following tables present a reconciliation of (i) management and member services expense as reported to management and member services expense after excluding non-cash stock-based compensation and including one-time non-cash benefit related to the contract renegotiation with Interval International; (ii) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (iii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination referenced above; and (iv) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation, cash and non-cash charges from early extinguishment of debt, the one-time cash charge related to the contract termination and the one-time non-cash benefit related to the contract renegotiation with Interval International. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Management and member services expenses	$8,913	$8,549	$25,310	$23,377
Less: Stock-based compensation	(326)	(350)	(951)	(1,314)
Plus: One-time benefit related to the contract renegotiation	—	—	—	1,780
Management and member services expenses after excluding stock-based compensation and one-time benefit related to the contract renegotiation	$8,587	$8,199	$24,359	$23,843

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Advertising, sales and marketing expense	$94,876	$82,308	$248,267	$214,190
Stock-based compensation	(829)	(537)	(1,745)	(1,804)
Advertising, sales and marketing expense after excluding stock-based compensation	$94,047	$81,771	$246,522	$212,386

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
General and administrative expense	$28,372	$26,747	$84,159	$74,203
Stock-based compensation	(3,243)	(2,282)	(9,123)	(8,530)
One-time cash charge related to the contract termination	—	—	(7,830)	—
General and administrative expense after excluding stock-based compensation and one-time cash charge related to the contract termination	$25,129	$24,465	$67,206	$65,673

	($ in thousands)
	(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income before provision for income taxes	$62,307	$46,460	$172,136	$70,443
Stock-based compensation	4,537	3,336	12,254	12,198
Non-cash charge related to early extinguishment of debt	—	—	—	16,564
One-time cash charge related to early extinguishment of debt	—	—	—	30,243
One-time cash charge related to the contract termination	—	—	7,830	—
One-time benefit related to the contract renegotiation	—	—	—	(1,780)
Income before provision for income taxes after excluding stock-based compensation, non-cash and one-time cash charges related to early extinguishment of debt, one-time cash charge related to the contract termination and a one-time non-cash benefit related to the Interval International contract renegotiation	$66,844	$49,796	$192,220	$127,668

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of income and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Quarters Ended September 30, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended September 30, 2015				Quarter Ended September 30, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$41,647	$—	$—	$41,647	$37,795	$—	$—	$37,795
Consolidated resort operations	4,004	—	—	4,004	10,481	—	—	10,481
Vacation Interest sales, net of provision of $0, $21,100, $0, $21,100, $0, $15,847, $0 and $15,847, respectively	—	165,208	—	165,208	—	143,180	—	143,180
Interest	—	19,858	262	20,120	—	16,783	347	17,130
Other	1,804	18,606	—	20,410	2,018	11,361	—	13,379
Total revenues	47,455	203,672	262	251,389	50,294	171,324	347	221,965
Costs and Expenses:
Management and member services	8,913	—	—	8,913	8,549	—	—	8,549
Consolidated resort operations	3,365	—	—	3,365	9,216	—	—	9,216
Vacation Interest cost of sales	—	16,946	—	16,946	—	16,476	—	16,476
Advertising, sales and marketing	—	94,876	—	94,876	—	82,308	—	82,308
Vacation Interest carrying cost, net	—	7,430	—	7,430	—	5,162	—	5,162
Loan portfolio	371	953	—	1,324	385	1,015	—	1,400
Other operating	—	7,849	—	7,849	—	5,847	—	5,847
General and administrative	—	—	28,372	28,372	—	—	26,747	26,747
Depreciation and amortization	—	—	8,030	8,030	—	—	8,271	8,271
Interest expense	—	4,137	7,935	12,072	—	3,866	7,428	11,294
Impairments and other write-offs	—	—	—	—	—	—	11	11
(Gain) loss on disposal of assets	—	—	(95)	(95)	—	—	224	224
Total costs and expenses	12,649	132,191	44,242	189,082	18,150	114,674	42,681	175,505
Income (loss) before provision for income taxes	34,806	71,481	(43,980)	62,307	32,144	56,650	(42,334)	46,460
Provision for income taxes	—	—	25,410	25,410	—	—	20,156	20,156
Net income (loss)	$34,806	$71,481	$(69,390)	$36,897	$32,144	$56,650	$(62,490)	$26,304

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Nine Months Ended September 30, 2015 and 2014
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$124,325	$—	$—	$124,325	$115,238	$—	$—	$115,238
Consolidated resort operations	11,338	—	—	11,338	28,825	—	—	28,825
Vacation Interest sales, net of provision of $0, $56,007 $0, $56,007, $0, $40,123, $0 and $40,123, respectively	—	438,055	—	438,055	—	379,082	—	379,082
Interest	—	56,694	1,027	57,721	—	47,798	1,212	49,010
Other	6,109	42,863	—	48,972	7,352	32,697	—	40,049
Total revenues	141,772	537,612	1,027	680,411	151,415	459,577	1,212	612,204
Costs and Expenses:
Management and member services	25,310	—	—	25,310	23,377	—	—	23,377
Consolidated resort operations	11,114	—	—	11,114	25,662	—	—	25,662
Vacation Interest cost of sales	—	25,535	—	25,535	—	44,840	—	44,840
Advertising, sales and marketing	—	248,267	—	248,267	—	214,190	—	214,190
Vacation Interest carrying cost, net	—	27,171	—	27,171	—	19,766	—	19,766
Loan portfolio	1,031	5,211	—	6,242	895	5,354	—	6,249
Other operating	—	20,198	—	20,198	—	16,650	—	16,650
General and administrative	—	—	84,159	84,159	—	—	74,203	74,203
Depreciation and amortization	—	—	25,127	25,127	—	—	24,601	24,601
Interest expense	—	12,260	22,937	35,197	—	10,790	34,502	45,292
Loss on extinguishment of debt	—	—	—	—	—	—	46,807	46,807
Impairments and other write-offs	—	—	12	12	—	—	53	53
(Gain) loss on disposal of assets	—	—	(57)	(57)	—	—	71	71
Total costs and expenses	37,455	338,642	132,178	508,275	49,934	311,590	180,237	541,761
Income (loss) before provision for income taxes	104,317	198,970	(131,151)	172,136	101,481	147,987	(179,025)	70,443
Provision for income taxes	—	—	72,394	72,394	—	—	32,860	32,860
Net income (loss)	$104,317	$198,970	$(203,545)	$99,742	$101,481	$147,987	$(211,885)	$37,583

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2015 and December 31, 2014
(In thousands, except share data)

	September 30, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets:
Cash and cash equivalents	$326,589	$242,486
Cash in escrow and restricted cash	87,775	80,914
Mortgages and contracts receivable, net of allowance of $153,373 and $130,639, respectively	571,267	498,662
Due from related parties, net	25,155	51,651
Other receivables, net	29,671	59,821
Income tax receivable	1,033	467
Deferred tax asset	354	423
Prepaid expenses and other assets, net	116,100	86,439
Unsold Vacation Interests, net	323,150	262,172
Property and equipment, net	76,908	70,871
Assets held for sale	1,271	14,452
Goodwill	30,642	30,632
Intangible assets, net	174,210	178,786
Total assets	$1,764,125	$1,577,776

Liabilities and Stockholder's Equity:
Accounts payable	$22,248	$14,084
Due to related parties, net	68,804	34,768
Accrued liabilities	175,671	134,680
Income taxes payable	29	108
Deferred income taxes	79,755	47,250
Deferred revenues	83,733	124,997
Senior Credit Facility, net of unamortized original issue discount of $1,839 and $2,055, respectively	422,826	440,720
Securitization notes and Funding Facilities, net of unamortized original issue discount of $115 and $156, respectively	601,127	509,208
Derivative liabilities	284	—
Notes payable	3,004	4,612
Total liabilities	1,457,481	1,310,427

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 73,108,856 and 75,732,088 shares, respectively	731	757
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	414,148	482,732
Accumulated deficit	(80,760)	(180,502)
Accumulated other comprehensive loss	(19,555)	(19,561)
Subtotal	314,564	283,426
Less: Treasury stock at cost; 313,763 and 642,900 shares, respectively	(7,920)	(16,077)
Total stockholders' equity	306,644	267,349
Total liabilities and stockholders' equity	$1,764,125	$1,577,776

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Nine Months ended September 30, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Activities:
Net income	$36,897	$26,304	$99,742	$37,583
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	21,100	15,847	56,007	40,123
Amortization of capitalized financing costs and original issue discounts	1,660	1,125	4,461	4,079
Amortization of capitalized loan origination costs and net portfolio discount	3,356	2,437	9,517	6,555
Depreciation and amortization	8,030	8,271	25,127	24,601
Stock-based compensation	4,537	3,336	12,254	12,198
Loss on extinguishment of debt	—	—	—	46,807
Impairments and other write-offs	—	11	12	53
(Gain) loss on disposal of assets	(95)	224	(57)	71
Deferred income taxes	9,125	19,679	32,391	30,461
Loss on foreign currency exchange	458	14	656	98
Gain on mortgage repurchase	(133)	(136)	(412)	(519)
Unrealized loss (gain) on derivative instrument	495	(15)	600	181
Unrealized (gain) loss on post-retirement benefit plan	(86)	43	—	128
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(60,294)	(53,801)	(137,721)	(105,139)
Due from related parties, net	14,337	(5,362)	33,898	5,661
Other receivables, net	(1,509)	2,362	30,222	20,678
Prepaid expenses and other assets, net	33,609	27,966	(19,994)	(41,763)
Unsold Vacation Interests, net	(6,756)	8,066	(49,285)	9,842
Accounts payable	(1,412)	685	8,312	1,184
Due to related parties, net	(26,210)	(28,101)	35,491	14,623
Accrued liabilities	22,237	12,455	41,367	(11,144)
Income taxes receivable/payable	(254)	(349)	(645)	136
Deferred revenues	(9,222)	(17,464)	(40,678)	(19,995)
Net cash provided by operating activities	49,870	23,597	141,265	76,502

Investing activities:
Property and equipment capital expenditures	(7,566)	(3,999)	(18,483)	(13,902)
Purchase of intangible assets	—	—	(8,993)	—
Investment in joint venture in Asia	—	—	(1,500)	—
Proceeds from sale of assets	1	(5)	239	264
Net cash used in investing activities	$(7,565)	$(4,004)	$(28,737)	$(13,638)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Nine Months ended September 30, 2015 and 2014
(Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Financing activities:
Changes in cash in escrow and restricted cash	$2,590	$7,839	$(6,915)	$22,461
Proceeds from issuance of Senior Credit Facility	—	—	—	442,775
Proceeds from issuance of securitization notes and Funding Facilities	277,711	91,227	431,201	206,325
Proceeds from issuance of notes payable	—	—	—	1,113
Payments on Senior Credit Facility	—	(1,112)	(18,109)	(1,112)
Payments on senior secured notes, including redemption premium	—	—	—	(404,683)
Payments on securitization notes and Funding Facilities	(213,066)	(51,733)	(339,342)	(146,206)
Payments on notes payable	(3,251)	(2,659)	(10,100)	(28,492)
Payments of debt issuance costs	(2,979)	(379)	(5,329)	(11,048)
Excess tax benefits from stock-based compensation	—	—	375	—
Common stock repurchases under the share repurchase program	(7,920)	—	(82,046)	—
Proceeds from exercise of stock options	316	2,010	2,521	2,309
Payments for derivative instrument	—	—	(316)	—
Net cash provided by (used in) financing activities	53,401	45,193	(28,060)	83,442

Net increase in cash and cash equivalents	95,706	64,786	84,468	146,306
Effect of changes in exchange rates on cash and cash equivalents	(363)	(745)	(365)	(328)
Cash and cash equivalents, beginning of period	231,246	117,882	242,486	35,945
Cash and cash equivalents, end of period	$326,589	$181,923	$326,589	$181,923

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,072	$6,318	$18,235	$48,877
Cash interest paid on securitization notes and Funding Facilities	$3,865	$3,815	$11,957	$10,814
Cash paid for taxes, net of cash tax refunds	$783	$772	$1,269	$2,012
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$—	$—	$8,492	$6,173
Unsold Vacation Interests, net reclassified to property and equipment	$—	$478	$—	$6,094
Assets held for sale reclassified to unsold Vacation Interests	$—	$—	$12,978	$—
Unsold Vacation Interests reclassified to assets held for sale	$4	$4,257	$—	$4,257
Assets to be disposed but not actively marketed (prepaid expenses and other assets) reclassified to property and equipment	$—	$272	$—	$272
Information technology software and support financed through issuance of notes payable	$—	$—	$—	$472